                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                       Loral Space & Communications Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[LORAL logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 18, 1999
                            ------------------------

     The Annual Meeting of Shareholders of Loral Space & Communications Ltd. will be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York 10019, at 9:30 A.M., on Tuesday, May 18, 1999 for the purpose of:

     1. Electing to the Board three Class III Directors whose terms have expired;

     2. Acting upon a proposal to authorize and create an additional 20,000,000 preference shares, par value $.01 per share, of the Company (the "Preferred Stock") and to amend the Bye-laws to authorize the Board of Directors to establish the rights, preferences and designations of such Preferred Stock;

     3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1999; and

     4. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 31, 1999 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors

                                          /s/ BERNARD L. SCHWARTZ

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

April      , 1999

                                PROXY STATEMENT

                       LORAL SPACE & COMMUNICATIONS LTD.

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1999
                            ------------------------

                               PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Loral Space & Communications Ltd. (the "Company" or "Loral"). Any shareholder may revoke a previously granted proxy at any time before it is voted by written notice to the Secretary, by a duly executed proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting proxies and proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $7,500, for such services. Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspector of Election will not be an employee of the Company. This Proxy Statement and the
enclosed proxy will be first mailed to shareholders on or about April      ,
1999. The registered and principal executive offices of the Company are located at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda. The executive offices of the Company's principal U.S. subsidiary, Loral SpaceCom Corporation ("Loral SpaceCom"), are located at 600 Third Avenue, New York, New York 10016.

                            OUTSTANDING VOTING STOCK

     Only shareholders at the close of business on the March 31, 1999 record date are entitled to notice of and to vote at the Annual Meeting. There were shares of common stock, par value $.01 per share ("Common Stock"), and 45,896,977 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company outstanding on that date. The holders of the Series A Preferred Stock vote together with the holders of the Common Stock, and each share of Common Stock and Series A Preferred Stock is entitled to one vote on each matter, except that the holders of the Series A Preferred Stock will not vote for the election of directors. Pursuant to Bermuda law and the Company's Bye-laws, the Company's Chairman will request a poll at the Annual Meeting so that each shareholder present in person or by proxy will have one vote for each share held. Proposals 1, 2, and 3 require for approval the vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on proposals 1 through 3.

                             ELECTION OF DIRECTORS

     The Company has three classes of Directors serving staggered three-year terms, each class consisting of three Directors. The terms of the Class I and Class II Directors expire on the date of the Annual Meeting in 2000 and 2001, respectively. Of the Directors named below, the terms of office of Messrs. Schwartz, Ruderman and Shapiro expire at the 1999 Annual Meeting.

     The three persons named above have been nominated by the Board of Directors for election as Directors to serve for a period of three years and until their respective successors are duly elected and shall qualify. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve. The nominees have acted as Directors of the Company since the Company was organized in January 1996.

     The Company has a standing Audit Committee, Compensation and Stock Option Committee (the "Compensation Committee") and Executive Committee. The Audit Committee, which met twice during 1998, is comprised of four members: Messrs. Hodes, Ruderman, Shapiro and Simon. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Compensation Committee, which met once during 1998, is comprised of Messrs. Shapiro and Simon. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Compensation Committee is also responsible for the administration of the Company's 1996 Stock Option Plan (the "Stock Option Plan") and the Common Stock Purchase Plan for Directors. The Executive Committee, which met nine times during 1998, is comprised of Messrs. Schwartz, Hodes and Kekst. The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may be lawfully delegated. The Board of Directors performs the function of a nominating committee.

     The Board of Directors held seven meetings during 1998. No Director attended fewer than 75% of the meetings of the Board of Directors and of its committees, except for Mr. Gittis who attended five meetings.

     DIRECTOR COMPENSATION. Directors are paid a fixed fee of $25,000 per year. Non-employee Directors are also paid $6,000 for personal attendance at each meeting. Audit Committee members are paid $2,000 per year and $1,000 per meeting. Compensation Committee members are paid $500 per year. The Company provides certain life insurance and medical benefits to certain non-employee Directors. For 1998, the value of the life insurance benefits was $13,565 for Mr. Gittis, $14,553 for Mr. Kekst, $14,223 for Mr. Ruderman, $15,000 for Mr. Shapiro and $14,170 for Mr. Yankelovich, and the value of life insurance and medical benefits was $31,463 for Mr. Hodes.

     The Company has purchased insurance from the Reliance Insurance Company ("Reliance") insuring the Company against obligations it might incur as a result of its indemnification of its officers and Directors for certain liabilities they might incur and insuring such officers and Directors for additional liabilities against which they might not be indemnified by the Company. The insurance commenced in April 1998 and expires in April 2001 and costs approximately $551,250 for 36 months of coverage. Pursuant to Bermuda law, the Company has entered into Indemnity Agreements with its Directors and executive officers. The Indemnity Agreements are intended to provide the full indemnity protection authorized by Bermuda law.

     The following provides certain relevant information concerning the Directors and nominees and their principal occupations:

BERNARD L. SCHWARTZ

     Bernard L. Schwartz, 73, is a nominee to serve as a Class III director of the Company. He has been a director since 1996. Mr. Schwartz is Chairman of the Board of Directors and Chief Executive Officer of the Company. In addition, he is Chairman of the Board of Directors and Chief Executive Officer of Globalstar Telecommunications Limited, Chairman of the Board of Directors and Chief Executive Officer of K&F Industries, Inc. and Chief Executive Officer and Chairman of the General Partners' Committee of Globalstar, L.P. Mr. Schwartz is a director of First Data Corp., Reliance Group Holdings, Inc. and certain of its subsidiaries and Satelites Mexicanos, S.A. de C.V. He is a trustee of Mount Sinai -- NYU Medical Center and Health System, as well as a trustee of Thirteen/WNET Educational Broadcasting Corporation.

HOWARD GITTIS

     Howard Gittis, 65, has served as a Class I director of the Company since 1996. Mr. Gittis is Director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc. and various affiliates. He is a director of Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., M&F Worldwide Corp., Panavision Inc., Revlon Consumer Products Corporation, Revlon, Inc., REV Holdings Inc., Rutherford-Moran Oil Corporation and Sunbeam Corporation.

ROBERT B. HODES

     Robert B. Hodes, 73, has served as a Class II director of the Company since 1996. Mr. Hodes is counsel to Willkie Farr & Gallagher, a law firm in New York, N.Y. and, until 1996, was a partner and co-chairman of that firm. He is a director of Beaver Dam Sanctuary, Inc., Crystal Oil Company, Cross River Reservoir Association, Globalstar Telecommunications Limited, LCH Investments, N.V., Mueller Industries, Inc., Restructured Capital Holdings, Ltd., R.V.I. Guaranty Ltd. and W.R. Berkley Corporation.

GERSHON KEKST

     Gershon Kekst, 64, has served as a Class I director of the Company since 1996. Mr. Kekst is President of Kekst and Company Incorporated, corporate and financial communications consultants, New York, N.Y.

CHARLES LAZARUS

     Charles Lazarus, 75, has served as a Class II director of the Company since 1996. Mr. Lazarus is Chairman Emeritus of Toys "R" Us, Inc.

MALVIN A. RUDERMAN

     Malvin A. Ruderman, 72, is a nominee to serve as a Class III director of the Company. He has been a director since 1996. Dr. Ruderman is a Professor of Physics at Columbia University in New York, N.Y.

E. DONALD SHAPIRO

     E. Donald Shapiro, 67, is a nominee to serve as a Class III director of the Company. He has been a director since 1996. Professor Shapiro has been The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983 and was previously Dean/Professor of Law (1973-1983). He is a director of Eyecare Products PLC, Frequency Electronics, Inc., Kranzco Realty Trust, United Industrial Corporation, Vasomedical, Inc. and Vion, Inc.

ARTHUR L. SIMON

     Arthur L. Simon, 67, has served as a Class I director of the Company since 1996. Mr. Simon is an independent consultant. Previously, he was a partner at Coopers & Lybrand L.L.P, Certified Public Accountants, from 1968 to 1994.

DANIEL YANKELOVICH

     Daniel Yankelovich, 74, has served as a Class II director of the Company since 1996. Mr. Yankelovich is Chairman of DYG, Inc., a market, consumer and opinion research firm in New York, N.Y. He is Director Emeritus of Arkla, Inc., Meredith Corporation and U S West, Inc.

     ELECTION OF THE NOMINEES WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF LORAL VOTE FOR THE NOMINEES FOR DIRECTORS.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company because they possessed or shared voting or investing power with respect to the shares of Common Stock of the Company:

                                                        AMOUNT AND NATURE OF      PERCENT
                   NAME AND ADDRESS                     BENEFICIAL OWNERSHIP    OF CLASS(1)
                   ----------------                     --------------------    -----------
FMR Corp..............................................       15,532,241(2)          6.3%
82 Devonshire Street
Boston, MA 02109
Capital Guardian Trust Company........................       13,127,460(3)          5.4%
11100 Santa Monica Boulevard
Los Angeles, CA 90025

---------------
(1) Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Security Exchange Act of 1934.

(2) A Schedule 13G under the Securities Exchange Act of 1934 filed by FMR Corp. and affiliates ("FMR") with the SEC as of February 12, 1999 reported that, as of December 31, 1998, FMR beneficially owned 15,532,241 shares of Common Stock, representing 6.3% of the outstanding Common Stock as of December 31, 1998. Of such shares, FMR reported sole voting power with respect to 1,082,901 shares and sole dispositive power with respect to 14,798,836 shares. According to its Schedule 13G, FMR is the beneficial owner of Common Stock as a result of its acting as investment adviser to various investment companies or serving as investment manager of certain institutional accounts.

(3) A Schedule 13G under the Securities Exchange Act of 1934 filed by Capital Guardian Trust Company and affiliates (the "Capital Companies") with the SEC as of February 8, 1999 reported that, as of December 31, 1998, the Capital Companies beneficially owned 13,127,460 shares of Common Stock, representing 5.4% of the outstanding Common Stock as of December 31, 1998. Of such shares, the Capital Companies reported sole voting power with respect to 11,238,400 shares and sole dispositive power with respect to 13,127,460 shares. According to their Schedule 13G, the Capital Companies are deemed to be the beneficial owner of shares of Common Stock as a result of their serving as the investment manager of, or investment adviser to, various investment companies or institutional accounts.

     The following table presents the number of shares of Common Stock beneficially owned by the Directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs") and all Directors, nominees and executive officers as a group as of March 5, 1999 (except as otherwise indicated). Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                  AMOUNT AND NATURE OF       PERCENT
                    NAME OF INDIVIDUAL                         BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
                    ------------------                         --------------------------    --------
Bernard L. Schwartz........................................            4,351,003(3)            1.8%
Gregory J. Clark...........................................              120,275(4)              *
Michael P. DeBlasio........................................              433,058(5)              *
Howard Gittis..............................................               11,000(6)              *
Robert B. Hodes............................................               25,000(6)              *
Gershon Kekst..............................................               28,300(7)              *
Charles Lazarus............................................               25,000(6)              *
Nicholas C. Moren..........................................              402,475(8)              *
Malvin A. Ruderman.........................................               37,000(6)              *
E. Donald Shapiro..........................................               35,000(9)              *
Arthur L. Simon............................................               15,000(10)             *
Daniel Yankelovich.........................................               40,000(6)              *
Eric J. Zahler.............................................              411,828(11)             *
All Directors, Nominees and Executive Officers as a Group
  (25 persons).............................................            6,612,233(12)           2.7%

---------------
   * Represents holdings of less than one percent.

 (1) Includes shares which, as of March 5, 1999, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth) and shares held for the benefit of executive officers as of December 31, 1998 in the Loral Savings Plan (the "Savings Plan").

 (2) Except as noted, all shares are owned directly with sole investment and voting power.

 (3) Includes 160,000 shares held by Mr. Schwartz' wife, 1,512,500 shares exercisable under the Stock Option Plan and 245 shares in the Savings Plan.

 (4) Includes 120,000 shares exercisable under the Stock Option Plan and 275 shares in the Savings Plan.

 (5) Includes 345,000 shares exercisable under the Stock Option Plan and 8,058 shares in the Savings Plan.

 (6) Includes 5,000 shares exercisable under the Stock Option Plan.

 (7) Includes 2,000 shares owned jointly with Mr. Kekst's wife, 1,300 shares from an IRA Rollover and 5,000 shares exercisable under the Stock Option Plan.

 (8) Includes 320,000 shares exercisable under the Stock Option Plan and 2,075 shares in the Savings Plan.

 (9) Includes 3,000 shares owned by Mr. Shapiro's wife and 5,000 shares exercisable under the Stock Option Plan.

(10) Includes 5,750 shares held in Mr. Simon's IRA account, 250 shares in his wife's IRA account and 5,000 shares exercisable under the Stock Option Plan.

(11) Includes 320,000 shares exercisable under the Stock Option Plan and 10,628 shares in the Savings Plan.

(12) Includes 3,166,856 shares exercisable under the Stock Option Plan, 44,564 shares in the Savings Plan and 16,500 shares under a restricted stock grant.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The goals of the compensation program established by the Compensation Committee are to align compensation with business objectives and corporate performance and to enable the Company and its subsidiaries (collectively, the "Loral Group") to attract, retain and reward executive officers who contribute to the long-term success of the Loral Group and thereby create value for shareholders. In order to attain these goals, the Committee's compensation policies link compensation to corporate performance.

     The principal components of the Committee's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, as well as long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Committee has considered the competitive market for senior executives, the executive's role in achieving the business objectives of the Loral Group and the overall performance of the Loral Group.

     The Committee believes that its compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's growth and success.

     SECTION 162(m) OF THE CODE. The Company's Stock Option Plan, which was adopted by the Company's Board of Directors and approved by the Company's then sole shareholder on March 13, 1996, has been designed to comply with the requirements for "performance-based compensation" under Internal Revenue Code
Section 162(m). The Committee, however, does not have a policy precluding the payment of nondeductible compensation.

     CEO COMPENSATION. The Company's Chairman and Chief Executive Officer ("CEO"), Bernard L. Schwartz, is paid pursuant to a long-term employment contract. This contract provides for a minimum annual base salary, to be increased each year by the percentage change in the Consumer Price Index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. Effective March 1, 1998, the Committee has set Mr. Schwartz's annual base salary at $1.6 million in recognition of Mr. Schwartz's outstanding leadership in guiding the Loral Group and to bring his compensation in line with that of CEOs of other comparable companies. The Compensation Committee sets annual incentive compensation for Mr. Schwartz by assessing a number of factors, including his individual effort, performance and contribution toward achieving the business plan and growth objectives of the Loral Group.

     COMPENSATION FOR OTHER EXECUTIVE OFFICERS. Base salaries for NEOs other than Mr. Schwartz and other executive officers have been set at competitive levels by the CEO in consultation with the Committee, giving due regard to individual performance and time in position. Incentive compensation for NEOs other than Mr. Schwartz and other executive officers is set by the CEO, in consultation with the Committee, based on factors similar to those used for establishing incentive compensation for the CEO. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority. These performance targets are set as part of the annual budgeting process for the Company and its subsidiaries. Bonus compensation for 1998 has been awarded in accordance with these factors.

     LONG-TERM INCENTIVE COMPENSATION. It has been the Committee's belief that shareholders' interests are best served by encouraging key employees of the Loral Group to develop ownership interests in the Company. To that end, the Committee primarily relies upon fair market value employee stock options granted in accordance with the provisions of the Stock Option Plan. During 1998, 4,337,400 options were granted to employees under the Stock Option Plan, of which 1,318,800 were granted to NEOs.

     This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated; and shall not otherwise be deemed filed under such Acts.

                                         MEMBERS OF THE COMPENSATION COMMITTEE
                                                E. Donald Shapiro
                                                 Arthur L. Simon

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee are present or former officers or employees of the Company or its subsidiaries.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the monthly change in cumulative total return of the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and SATIN, the Barclays Satellite & Space Index
from January 8, 1996, through                , 1999, assuming an investment of
$100 in the Company's Common Stock and each index. On January 7, 1996, Loral Corporation entered into a Merger Agreement with Lockheed Martin Corporation ("Lockheed Martin") pursuant to which Loral Corporation agreed to merge (the "Merger") with a subsidiary of Lockheed Martin and Loral Corporation stockholders would receive in the merger $38 in cash and one share of Common Stock of the Company (the "Distribution"). "When issued" trading in the Company's Common Stock commenced on April 15, 1996, and the Distribution and Merger were completed on April 23, 1996. The share price for the Company's Common Stock in the graph below for the period from January 8, 1996, the day after the announcement of the Merger, through April 15, 1996, the day on which "when issued" trading commenced, represents the value of a share of Common Stock of the Company inherent in the value of the common stock of Loral Corporation as represented by the share price of Loral Corporation common stock for such period less $38, the fixed portion of the merger consideration.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                                [TO BE UPDATED]

                                                      LORAL SPACE &            SATIN, THE BARCLAYS
                                                     COMMUNICATIONS          SATELLITE & SPACE INDEX     S&P 500 COMPOSITE INDEX
                                                     --------------          -----------------------     -----------------------
08-Jan-96                                                  100                         100                         100
30-Jun-96                                                  212                         123                         109
31-Dec-96                                                  283                         119                         121
30-Jun-97                                                  231                         114                         145
31-Dec-97                                                  330                         125                         159
10-Mar-98                                                  430                         139                         174

     The Company has entered into a management agreement with Loral SpaceCom pursuant to which Loral SpaceCom provides certain services to the Company. In accordance with this agreement, compensation for the NEOs and other executive officers and employees of the Company is paid by Loral SpaceCom.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                      ANNUAL COMPENSATION            -----------------
                              ------------------------------------      SECURITIES
 NAME AND PRINCIPAL                                   OTHER ANNUAL      UNDERLYING          ALL OTHER
      POSITION         YEAR   SALARY(A)     BONUS     COMPENSATION   STOCK OPTIONS(B)    COMPENSATION(C)
 ------------------    ----   ---------     -----     ------------   ----------------    ---------------
Bernard L. Schwartz    1998   $1,498,017   $                  --           312,500           $463,919
Chairman of the        1997   $  978,225   $500,000           --                --           $630,479
Board of Directors     1996   $  956,300         --           --         1,200,000           $543,210
and Chief Executive
Officer

Gregory J. Clark       1998   $1,100,000                $900,184(d)        600,000           $143,063
President and
Chief Operating
Officer

Michael P. DeBlasio    1998   $  750,000   $                  --           156,300           $ 19,898
First Senior Vice      1997   $  500,000   $500,000           --                --           $ 21,701
President              1996   $  500,000   $300,000           --           800,000           $  5,921

Eric J. Zahler         1998   $  500,000   $                  --           125,000           $ 11,076
Senior Vice
President,             1997   $  275,000   $350,000           --                --           $ 11,016
General Counsel and    1996   $  275,000   $200,000           --           500,000           $  6,241
Secretary

Nicholas C. Moren      1998   $  450,000   $                  --           125,000           $ 12,636
Senior Vice President  1997   $  250,000   $350,000           --                --           $ 12,576
and Treasurer          1996   $  250,000   $200,000           --           500,000           $  7,832

---------------
(a) For 1998, amount reflects the annual base salary for Dr. Clark, not the actual base salary earned during the period January 19, 1998 to December 31, 1998, which was $1,053,462. For 1996, amounts reflect the annual base salary for each individual, not the actual base salary earned during the period April 1, 1996 to December 31, 1996, which was $654,698, $344,885,
     $189,712 and $172,385 for Messrs. Schwartz, DeBlasio, Zahler and Moren, respectively.

(b) Does not reflect grants during 1996 (1998 for Dr. Clark) of stock options to acquire 480,000, 20,000, 40,000, 20,000 and 20,000 shares of common stock owned by Loral of Globalstar Telecommunications Limited, granted by Loral to Messrs. Schwartz, Clark, DeBlasio, Zahler and Moren, respectively. These options are exercisable at $6.25($12.875 for Dr. Clark) per share, vest in one-third increments over three years and have a 10-year term.

(c) For 1998, includes annual Board of Directors fee in the amount of $25,000 to Mr. Schwartz and Company matching contributions to the Savings Plan for all of the NEOs (other than Dr. Clark) in the amount of $5,760 and the value of supplemental life insurance premiums in the amount of $433,159, $138,780, $14,138, $5,316 and $6,876 for Messrs. Schwartz, Clark, DeBlasio, Zahler and Moren, respectively. Dr. Clark's matching contributions to the Savings Plan in 1998 were $4,283.

(d) Upon joining the Company in January 1998, Dr. Clark received a $700,000 hiring bonus, relocation expenses of $99,977 and a tax equalization payment on relocation of $100,207.

                              OPTION GRANTS TABLE
                       OPTION GRANTS IN LAST FISCAL YEAR

                              NUMBER OF      % OF TOTAL                     MARKET
                              SECURITIES      OPTIONS        EXERCISE      PRICE ON                     GRANT
                              UNDERLYING     GRANTED TO       OR BASE       DATE OF                      DATE
                               OPTIONS       EMPLOYEES         PRICE         GRANT      EXPIRATION     PRESENT
NAME                          GRANTED(A)   IN FISCAL YEAR   (PER SHARE)   (PER SHARE)      DATE        VALUE(B)
----                          ----------   --------------   -----------   -----------   ----------     --------
Bernard L. Schwartz.........   250,000          5.76%        $24.4375      $24.4375      2/10/2008    $3,251,750
Bernard L. Schwartz.........    62,500          1.44%        $13.5000      $13.5000     10/13/2008    $  449,125
Gregory J. Clark............   600,000         13.83%        $11.7188      $21.7188      1/20/2008    $9,397,779
Michael P. DeBlasio.........   125,000          2.88%        $24.4375      $24.4375      2/10/2008    $1,625,875
Michael P. DeBlasio.........    31,300          0.72%        $13.5000      $13.5000     10/13/2008    $  224,922
Eric J. Zahler..............   100,000          2.31%        $24.4375      $24.4375      2/10/2008    $1,300,700
Eric J. Zahler..............    25,000          0.58%        $13.5000      $13.5000     10/13/2008    $  179,650
Nicholas C. Moren...........   100,000          2.31%        $24.4375      $24.4375      2/10/2008    $1,300,700
Nicholas C. Moren...........    25,000          0.58%        $13.5000      $13.5000     10/13/2008    $  179,650

---------------
(a) Except with respect to Mr. Schwartz, whose options are exercisable six months following grant, exercisability vests in twenty percent increments over a five-year period on the first through fifth anniversary of the date of grant. Options for each of the NEOs other than Dr. Clark were granted at $24.4375 on February 10, 1998 and at $13.50 on October 13, 1998 and for Dr. Clark at $11.7188 on January 20, 1998.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6.25%, stock price volatility of 25% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of the exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

                      OPTION EXERCISES AND YEAR-END VALUE TABLE

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                               YEAR-END OPTION VALUES

                                                            NUMBER OF
                       NUMBER OF                      SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                        SHARES                         UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                       ACQUIRED                            AT YEAR-END                       at Year-End(a)
                          ON        REALIZED    ---------------------------------         --------------------
        NAME           EXERCISE      VALUE       EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
        ----           ---------    --------     -----------      -------------      -----------      -------------
Bernard L.
  Schwartz...........     --           --         1,450,000             62,500        $8,775,000        $  269,531
Gregory J. Clark.....        --            --       --                 600,000           --             $3,656,250
Michael P.
  DeBlasio...........   160,000    $3,125,000       160,000            636,300        $1,170,000        $3,644,981
Eric J. Zahler.......     --           --           200,000            425,000        $1,462,500        $2,301,563
Nicholas C. Moren....     --           --           200,000            425,000        $1,462,500        $2,301,563

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     Mr. Schwartz is compensated pursuant to an employment agreement with Loral SpaceCom, which expires on April 5, 2001. This agreement provides for a minimum annual base salary, to be increased each year by the percentage change in a specified consumer price index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. Effective March 1, 1998, the

Compensation Committee has set Mr. Schwartz's annual base salary at $1.6 million in recognition of Mr. Schwartz's outstanding leadership in guiding the Company and to bring his compensation in line with that of CEOs of other comparable companies.

     Pursuant to the agreement, if Mr. Schwartz is removed as Chairman of the Board of Directors or as Chief Executive Officer other than for cause, or if his duties, authorities or responsibilities are diminished, or if there is a change of control (as defined to encompass the Company becoming a subsidiary of another company, the acquisition of 35% or more of the voting securities of the Company by a particular stockholder or group, or a change in 35% of the Company's directors at the insistence of the shareholder group), Mr. Schwartz may elect to terminate the agreement. In any such event, or upon his death or disability, Mr. Schwartz will be entitled to receive a lump sum payment discounted at 9% per annum, in an amount equal to his base salary as adjusted for defined consumer price index changes for the remainder of the term, an amount of incentive bonus equal to the highest received by Mr. Schwartz in any of the prior three years, times the number of years (including partial fiscal years) remaining during the term, and an amount calculated to approximate the annual compensation element reflected in the difference between fair market value and exercise price of stock options granted to Mr. Schwartz. All such sums are further increased to offset any tax due by Mr. Schwartz under the excise tax and related provisions of Section 4999 of the Internal Revenue Code.

     Loral SpaceCom has established Supplemental Life Insurance Programs for certain key employees including the executives listed in the Summary Compensation Table. For Messrs. Schwartz, Clark, DeBlasio, Zahler and Moren, the Plans are funded with "split-dollar" or "universal" life insurance policies in the face amounts of $20,500,000, $7,000,000, $1,060,000, $500,000 and $500,000,
respectively. In the event of death, Loral SpaceCom will be entitled to receive an amount not less than Loral SpaceCom's cumulative contributions. If any of such officers terminates his employment prior to the time that Loral SpaceCom's contributions equal the cash value of the insurance policy, he will be responsible for repayment of the remainder of Loral SpaceCom's contribution to the extent cash becomes available in the policy. Such officers contribute to the payment for this program.

GTL OPTIONS

     On September 12, 1995, Loral Corporation, in its capacity as managing general partner of Globalstar, L.P. ("Globalstar"), granted to each of Mr. Schwartz and six other executives of Loral Corporation an option to purchase 80,000 shares of common stock of Globalstar Telecommunications Limited ("GTL"), a general partner of Globalstar, which shares were owned by Loral (the "1995 GTL Options"). The 1995 GTL Options were granted at an exercise price of $5 per share. The closing price of GTL common stock on the Nasdaq National Market on September 12, 1995 was $4.75 per share. The 1995 GTL Options were immediately exercisable as of the date of grant and have a maximum term of 12 years from the date of grant. In the event of the option holder's death, the 1995 GTL Options are exercisable by the option holder's estate or beneficiary for a period of one year from the date of death. The obligations of Loral Corporation under the 1995 GTL Options were assumed by the Company in connection with the Distribution.

     On December 12, 1995, Loral Corporation granted to each outside director of Loral Corporation an option to purchase 80,000 shares of GTL common stock owned by Loral Corporation at an exercise price of $8.34375 per share and otherwise on terms substantially identical to those of the 1995 GTL Options described above. The closing price of GTL common stock on the Nasdaq National Market on December 12, 1995 was $8.375 per share. The obligations of Loral Corporation under these options were assumed by the Company in connection with the Distribution.

     On October 9, 1996, Loral SpaceCom granted Mr. Schwartz and five other executives of Loral options to purchase an aggregate of 608,000 shares of GTL common stock owned by Loral (the "1996 GTL Options"). The 1996 GTL Options were granted at an exercise price of $6.25 per share. The closing price of the GTL common stock on the Nasdaq National Market on October 9, 1996 was $12.59375 per share. The 1996 GTL Options vest in one-third increments over three years and have a maximum term of 10 years from the date of grant. In the event of the option holder's death, the 1996 GTL Options are exercisable by the option holder's estate or beneficiary for a period of one year from the date of death.

     On January 20, 1998, Loral SpaceCom granted Dr. Clark options to purchase 20,000 shares of GTL common stock owned by Loral at an exercise price of $12.875 per share and otherwise on terms substantially identical to those of the 1996 GTL Options. The closing price of the GTL Common Stock on January 20, 1998 was $26.375.

PENSION PLAN

     Loral SpaceCom has adopted a defined benefit pension plan and trust (the "Pension Plan") that is qualified under Section 401(a) of the Code. The Pension Plan provides retirement benefits for eligible employees of Loral SpaceCom and Loral SpaceCom's operating affiliates, including executive officers. The benefit formula for executive officers for the period ending December 31, 1996 will generally provide an annual benefit equal to the greater of (A) or (B), where
(A) equals (i) 1.2% of compensation up to the Social Security Wage Base and 1.45% of compensation in excess of the Social Security Wage Base for each year prior to the calendar year in which a participant completes 15 years of employment, plus (ii) 1.5% of compensation up to the Social Security Wage Base and 1.75% of compensation in excess of the Social Security Wage Base for the calendar year in which the participant has completed 15 years of employment and for each year thereafter; and (B) equals (i) 1.2% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.45% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year prior to the calendar year in which a participant completes 15 years of employment, plus (ii) 1.5% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.75% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for the calendar year in which the participant has completed 15 years of employment and for each year thereafter. The benefit for periods subsequent to December 31, 1996 will be based on (A) above. Executive officers also participate in a supplemental executive retirement plan (the "SERP") which provides supplemental retirement benefits due to certain reductions in retirement benefits under the Pension Plan that are caused by various limitations imposed by the Internal Revenue Code. Compensation used in determining benefits under the Pension Plan and SERP includes salary and bonus.

     Effective April 1, 1997, under the minimum distribution rules prescribed by the Code, Mr. Schwartz began receiving an annual benefit under the Pension Plan and SERP of $2,165,700, determined on a joint and 50% survivor basis. The estimated annual benefit under the Pension Plan and SERP is $208,000 for Dr. Clark, $516,000 for Mr. DeBlasio, $279,000 for Mr. Zahler and $216,000 for Mr. Moren. This projected benefit has been computed assuming that (i) employment with Loral SpaceCom will be continued until normal retirement, (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period and (iii) payments will be made on a life annuity basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As a result of the Merger and the Distribution, Lockheed Martin holds all of Loral's outstanding Series A Preferred Stock, which represents an approximate 14% diluted equity interest in Loral as of March 31, 1999. Loral and Lockheed Martin are parties to a shareholders agreement which, among other matters, regulates the voting rights of Lockheed Martin and its affiliates and limits their ability to acquire additional voting securities or assets of, or solicit proxies or make a public announcement of a proposal of any extraordinary transaction with respect to, Loral. The shareholders agreement also provides that under certain circumstances and subject to certain conditions, Lockheed Martin and its affiliates may require Loral to register under the Securities Act of 1933 any Loral securities held by them.

     In connection with contract performance, Loral subsidiaries provided services to and acquired services from Lockheed Martin for the year ended December 31, 1998. For 1998, revenues for services sold were $1,301,000, the cost of services purchased was $70,569,000, and such subsidiaries' net payable to Lockheed Martin at December 31, 1998 was $2,158,000.

     Globalstar has entered into an agreement with a subsidiary of Lockheed Martin for the development and delivery of two satellite operations control centers and 33 telemetry and command units for the Globalstar System. This contract is a cost-plus-fee contract with a maximum price of $25.1 million which includes a fee of 12% under the contract, 6% of which would be payable at the time the costs are incurred with the remainder payable upon achievement of certain milestones. Globalstar will own any intellectual property produced under the contract.

     Globalstar entered into an agreement with a subsidiary of Lockheed Martin for an S-Band Beam Forming Network Engineering Model. The contract is a firm fixed-price contract for approximately $463,000.

     Globalstar currently leases 104,000 square feet of office space from Lockheed Martin at a cost of approximately $300,000 per month. This space is leased pursuant to an agreement that expires in August 2000 (with an option to extend for two additional five year periods).

     On December 15, 1995, Globalstar entered into a credit agreement providing for a $250 million credit facility. Following the consummation of the Merger, Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the credit agreement, and Space Systems/Loral, Inc., a Loral subsidiary, and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral has agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee. In connection with such guarantees and indemnity of the credit agreement, Globalstar has also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the credit agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the credit agreement. The managing general partner of Globalstar may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     Mr. Bernard L. Schwartz, Chairman and CEO of the Company, is a 50% owner of K&F Industries, Inc. ("K&F"). Prior to a recapitalization of K&F in 1997, the Company was a 22.5% owner of K&F and, pursuant to its management agreement with the Company, Loral SpaceCom had from time to time granted options to purchase shares of the Company's Common Stock to employees of K&F. K&F reimburses Loral SpaceCom for the interest cost on the funds it would have had to pay to Loral SpaceCom had it purchased the Loral shares underlying the options granted at the applicable exercise prices.

     Mr. Robert B. Hodes, a Director and a member of the Executive and Audit Committees, is counsel to the law firm of Willkie Farr & Gallagher, which is general counsel to the Company.

     For the year ended December 31, 1998, the Company paid fees and disbursements in the amount of approximately $250,000 for corporate communications consultations to Kekst and Company Incorporated, of which company Mr. Gershon Kekst, a Director and member of the Executive Committee, is President and the principal stockholder. Kekst and Company Incorporated continues to render such services to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1998 all reports for the Company's executive officers and directors and beneficial owners of more than 10% of the Company's Common Stock that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that one report was not timely filed by Gershon Kekst to report acquisitions of Common Stock.

PROPOSAL 2.  ACTING UPON A PROPOSAL TO AUTHORIZE AND CREATE ADDITIONAL PREFERRED
             STOCK OF THE COMPANY AND TO AMEND THE BYE-LAWS TO AUTHORIZE THE BOARD OF DIRECTORS TO ESTABLISH THE RIGHTS, PREFERENCES AND DESIGNATIONS OF SUCH PREFERRED STOCK.

     The Company's Bye-laws currently provide for three series of preferred stock: Series A convertible preferred stock, of which 150,000,000 shares are authorized and 45,896,977 shares are issued and outstanding; Series B preferred stock, of which 20,000,000 shares are authorized and no shares are issued and outstanding; and Series C convertible redeemable preferred stock, of which 20,000,000 shares are authorized and 14,909,437 shares are issued and outstanding. Under the Bye-laws, additional series of preferred stock may not be authorized or issued without shareholder approval. The Board of Directors believes that the availability of additional preferred stock would provide financing flexibility for the Company. The Board of Directors, therefore, has declared advisable and recommended a proposal to authorize the creation of an additional 20,000,000 preference shares, par value $.01 per share (the "Preferred Stock"), without further shareholder approval, the preferences, rights and designations of which will be determined by the Board.

     The text of the resolution of the Board of Directors is set forth below.

          RESOLVED, that the Board of Directors deems it in the best interests of the Company and declares it advisable that, subject to shareholder approval at the Annual Meeting of Shareholders of the Company on May 18, 1999, the authorized capital of the Company be increased to provide for an additional 20,000,000 preference shares, par value $.01 per share, which shares shall have such rights, preferences and designations as may be determined by the Board of Directors from time to time and a Memorandum of Increase of Share Capital be deposited with the Registrar of Companies of Bermuda reflecting an increase of $200,000 of authorized capital of the Company.

     Under the proposal, Bye-law 4 would be amended to permit the Board of Directors to authorize the issuance of Preferred Stock from time to time, in one more series or classes, with such designations, preferences and rights as may be designated by the Board of Directors from time to time prior to the issuance of such class or series. The designations, preferences and rights that may be designated by the Board, include without limitation the following: (i) the class or series of Preferred Stock, (ii) the dividend rate of such class or series and the conditions and dates on which the dividend is payable, (iii) the redemption provisions and terms of such redemption, (iv) the terms and amount of any sinking funds established therefor, (v) the terms and conditions on which any series or class of Preferred Stock may be converted into Common Stock or other securities of the Company, (vi) the voting rights, if any, of the Preferred Stock, (vii) the restrictions on the issue or reissue of any additional Preferred Stock and (viii) the rights of the holders of such series or class upon liquidation or dissolution of the Company.

     The Board believes that Preferred Stock is often a useful financing tool and that it is advisable that the Board be given flexibility in setting the terms of the Preferred Stock. If opportunities arise that would make desirable the issuance of the Company's Preferred Stock through either public offerings or private placements, the proposed amendment would avoid the possible delay and expense of a shareholders' meeting. The Company's shareholders will have no preemptive rights with respect to the issuance of any such shares.

     Issuance of the Preferred Stock could result in one or more classes of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Common Stock, and could result in the dilution of voting rights, net income per share and net book value of the Common Stock.

     The specific terms of any series of Preferred Stock will depend primarily on market conditions and other factors existing at the time of issuance. The Board has no present plans, understandings or agreements for issuing any Preferred Stock and the Board does not intend to issue any such shares except on terms that it deems to be in the best interests of the Company and its shareholders.

     In the event of a hostile attempt to take over the Company which the Board determines is not in the best interest of the Company and its shareholders, it may be possible for the Board to issue Preferred Stock with rights and preferences which could impede the completion of a takeover. Such possibilities may make the Company less attractive as a takeover candidate and may deter takeover attempts not approved by the Board.

     The foregoing summary of the amendment to the Bye-laws is qualified in its entirety by reference to the complete text of proposed Bye-law 4, which is set forth as Exhibit A to this Proxy Statement. The proposed amendment would replace existing Bye-law 4 in its entirety.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its affiliates other than as independent auditors and related activities.

     The financial statements of the Company for the fiscal year ended December 31, 1998, and report of the auditors thereon will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1998, Deloitte & Touche LLP provided services consisting of the audit of the annual consolidated financial statements of the Company, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission and other pertinent matters.

     IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

                         LORAL SHAREHOLDERS' PROPOSALS

     Proposals of the Company's shareholders intended to be included in the Company's 2000 Proxy Statement, must be received by the Company no later than
December   , 1999. In addition, under the Company's Bye-laws, proposals of the
Company's shareholders intended to be presented at the 2000 Annual Meeting of the Company, must be received by the Company not before March 9, 2000 nor after April 6, 2000. Proposals for inclusion in the Company's Proxy Statement or for presentation at the Annual Meeting must be submitted to the Company in writing at c/o Loral SpaceCom Corporation, 600 Third Avenue, New York, New York 10016,
Attention: Secretary. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those set forth herein. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgment with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any other Proposal.

                                    By Order of the Board of Directors
                                    /s/ ERIC J. ZAHLER

                                    Eric J. Zahler
                                    Secretary

April   , 1999

                                                                       EXHIBIT A

                                   BYE-LAW 4
                          (AS PROPOSED TO BE AMENDED)

     4. (a) The respective rights and restrictions attached to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares are set forth in Schedules I, II and III (or the same may be amended from time to time) to these Bye-laws, which Schedules shall be deemed to be incorporated in and from part of this Bye-law 4.

        (b) In addition to the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, the Board shall be authorized to issue other preference shares and such shares may be issued from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be designated by the Board prior to the issuance of such series, and the Board is hereby expressly authorized to fix by resolution or resolutions prior to such issuance such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, including without limiting the generality of the foregoing, the following:

          (i) the designation of such series or class;

          (ii) the dividend rate of such series or class, the conditions and dates upon which such dividends will be payable, the relation which such dividends will bear to the dividends payable on any other class or classes of shares or any other series of any class of shares of the Company, and whether such dividends will be cumulative or non-voting;

          (iii) the redemption provisions and times, prices and other terms and conditions of such redemption, if any, for such series or class, which may include provisions that they are to be redeemed on the happening of a specified event or on a given date, that they are liable to be redeemed at the option of the Company or that if authorized by the Memorandum of Association of the Company, that they are liable to be redeemed at the option of the holder;

          (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series or class;

          (v) the terms and conditions, if any, on which shares of such series or class shall be convertible into, or exchangeable for, shares of the Company or any other securities, including the price or prices, or the rates of exchange thereof;

          (vi) the voting rights, if any;

          (vii) the restrictions, if any, on the issue or reissue of any additional preference shares; and

          (viii) the rights of the holders of such series or class upon the liquidation, dissolution or distribution of assets of the Company.

     The designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof, of each additional series, if any, may differ from those of any or all other series already outstanding.

                       LORAL SPACE & COMMUNICATIONS LTD.

             PROXY -- ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 1999

BERNARD L. SCHWARTZ, GREGORY J. CLARK and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of LORAL SPACE & COMMUNICATIONS LTD., to be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York 10019, at 9:30 A.M., on Tuesday, May 18, 1999 and at all adjournments thereof. The Board of Directors recommends a vote FOR the following proposals:

1. ELECTION OF THREE CLASS III DIRECTORS -- Nominees: Class III: B. Schwartz, M. Ruderman and D. Shapiro

   [ ] VOTE FOR all nominees except those written below   [ ] WITHHOLD AUTHORITY
   to vote for all nominees

  Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the line below:

  ------------------------------------------------------------------------------

2. Acting upon a proposal to authorize and create an additional 20,000,000 preference shares, par value $.01 per share, of the Company (the "Preferred Stock") and to
  amend the Bye-laws to authorize the Board of Directors to establish
   the rights, preferences and designations of such Preferred Stock.       FOR [
   ]       AGAINST [ ]       ABSTAIN [ ]

3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as
   independent auditors for the year ending December 31, 1999.             FOR [
   ]       AGAINST [ ]       ABSTAIN [ ]

4. In their discretion, upon such other matters as may properly come before
   the meeting.                      FOR [ ]       AGAINST [ ]       ABSTAIN [ ]
                          (Continued on reverse side)

                              (Continued from other side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON AND FOR PROPOSALS 2 AND 3.
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

                                    Dated:  , 1999

                                    --------------------------------------------

                                    --------------------------------------------
                                             (Signature of Shareholder)

                                    (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

                    PLEASE MARK, SIGN, DATE AND RETURN THIS

                        PROXY IN THE ENVELOPE PROVIDED.
P